Exhibit 99.1

VOTING AND SUPPORT AGREEMENT

THIS VOTING AND SUPPORT AGREEMENT, dated as October 14, 2014 (this “Agreement”), is entered into by and between Ingredion Incorporated, a Delaware corporation (“Parent”), SEACOR Holdings Inc. (the “Shareholder”) and, solely with respect to the last sentence of Section 1.1, Penford Corporation, a Washington corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, Parent, Prospect Sub, Inc., a Washington corporation and a wholly-owned Subsidiary of Parent, and the Company, have executed an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or otherwise modified from time to time in accordance with the terms thereof, the “Merger Agreement”). Terms that are defined in the Merger Agreement that are not defined herein are used in this Agreement as they are defined in the Merger Agreement;

WHEREAS, as a condition to Parent executing and delivering the Merger Agreement, Parent is requiring that the Shareholder enter into this Agreement, among other things, to vote (i) the shares of common stock, $1.00 par value per share, of the Company (“Company Common Stock”), owned by the Shareholder, (ii) all securities exchangeable, exercisable or convertible into Company Common Stock, and (iii) any securities issued or exchanged with respect to such Company Common Stock, upon any recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up or combination of the securities of the Company or upon any other change in the Company’s capital structure, in each case whether now owned or hereafter acquired by the Shareholder or any of its Subsidiaries (collectively, the “Securities”). in favor of the Merger Agreement and the Merger; and

WHEREAS, as of the date hereof, the Shareholder has the power to vote and dispose of 1,186,600 shares (the “Existing Shares”) of Company Common Stock.

NOW, THEREFORE, in contemplation of the foregoing and in consideration of the mutual agreements, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1.1 Standstill. Until the termination of this Agreement in accordance with its terms, the Shareholder shall and shall cause its Affiliates not to (a) subject to the Company’s compliance with the last sentence of this Section 1.1, solicit proxies, announce an intention to or continue any announced intention to solicit proxies, from shareholders of the Company in respect of the election of the Shareholder’s nominees as members of the board of directors of the Company (or support the efforts of any other Person in doing so (other than the Company)) or (b) solicit, negotiate or otherwise knowing facilitate or knowingly encourage directly or indirectly, any Acquisition Proposal or (c) directly or indirectly acquire any securities, business or assets of the Company or any business, assets or securities of its Subsidiaries or (d) sell, transfer, assign, pledge, hypothecate, tender, encumber or otherwise dispose of or limit its right to vote the Securities, or agree to do any of the foregoing (or Beneficial Ownership thereof) (each a, “Transfer”) (i) pursuant to an Acquisition Proposal or (ii) through any transaction or series of related transactions to (A) other than through trades over NASDAQ or any securities exchange or market on which the Securities are traded, any Person more than 5% of the outstanding Common Stock of the Company (“Person”, for purposes of this clause (d)(ii)(A), includes any Person and any other Person known by the Shareholder to be an Affiliate of such first Person) or (B) any Subsidiary of Shareholder unless, in the case of this clause (c)(ii), such Person to which any of such Securities or any interest in any of such Securities is Transferred shall have executed and delivered to Parent a counterpart to this Agreement pursuant to which such Person shall be bound by all of the terms and provisions of this Agreement. The Company, by its execution and delivery to the Shareholder of a copy of this Agreement, (1) agrees that, prior to the consummation of the Merger or the termination of the Merger Agreement, it will not call an annual or special meeting for the election of directors and, in the event that the Merger Agreement is terminated, it will call an annual or special meeting for the election of directors to be held on a date not earlier than 60 days nor later than 90 days after the date of termination of the Merger Agreement, (2) represents and warrants to the Shareholder that, for the purposes of this sentence, this Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Company, this agreement of the Company contained in this sentence constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity) and (3) understands and acknowledges that the Shareholder is entering into this Agreement in reliance upon the Company’s execution and delivery of this Agreement and the covenants, representations and warranties of the Company set forth in this last sentence.

1.2 The Shareholder hereby irrevocably and unconditionally covenants and agrees that, during the Voting Period (as hereinafter defined), at any meeting of the shareholders of the Company (whether annual or special), however called, or at any adjournment or postponement thereof, or in any other circumstances (including an action by written consent) upon which a vote or other approval is sought, the Shareholder shall: (i) with respect to any vote relating to the Merger Agreement, the Merger or any other matter to be approved by the shareholders of the Company to facilitate any of them, appear at such meeting or otherwise be counted as present thereat for the purpose of establishing a quorum and vote all Securities owned by it and entitled to vote thereon (the “Voting Date Securities”), in person or by proxy, in favor of the adoption of the Merger Agreement and the approval of the Merger and (ii) vote (or cause to be voted), in person or by proxy, the Voting Date Securities against (A) any extraordinary corporate transaction (other than the Merger), such as a merger, consolidation, business combination, tender or exchange offer, reorganization, recapitalization, liquidation, or sale or transfer of all or substantially all of the assets or securities of the Company or any of its Subsidiaries, (B) any amendment of the Company’s articles of incorporation or by-laws other than as contemplated by the Merger Agreement, (C) any other proposal, action or transaction involving the Company or any of its Subsidiaries, which amendment or other proposal, action or transaction would reasonably be expected to in any manner impede, frustrate, prevent or nullify the Merger or the Merger Agreement, (D) any extraordinary dividend, distribution or recapitalization by the Company or change in capital structure of the Company (other than pursuant to the Merger Agreement) and (E) any Acquisition Proposal (the matters described in the foregoing clauses (A) through (E) being referred to as “Competing Actions”); and (iii) not take any action by written consent to approve any Competing Action. For purposes of this

Agreement, “Voting Period” means the period commencing on the date hereof and ending on the termination of this Agreement. Any such vote shall be cast (or consent shall be given) by the Shareholder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining whether a quorum is present. Any such vote shall be cast (or consent shall be given) by the Shareholder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining whether a quorum is present.

1.3 Disclosure. The Shareholder hereby authorizes Parent to publish and disclose in any announcement or disclosure required by the SEC, the NASDAQ or any other national securities exchange and, to the extent required by applicable Law, the Proxy Statement (including all documents and schedules filed with the SEC in connection therewith) and any other required filings under the Securities Act or the Exchange Act or otherwise required by Law, its identity and ownership of the Securities and the nature of its commitments, arrangements and understandings under this Agreement. Parent hereby authorizes the Shareholder to make such disclosure or filings as may be required by the SEC or NASDAQ or any other national securities exchange or the OTC Bulletin Board.

2. Representations and Warranties of Shareholder. The Shareholder hereby represents and warrants to Parent, as of the date hereof, that:

2.1 Ownership. As of the date hereof, the Shareholder does not hold any options, warrants or other rights to purchase any Securities. As of the date hereof, the Existing Shares constitute all of the shares of Company Common Stock Beneficially Owned or owned of record by the Shareholder or any of its Affiliates. “Beneficial Ownership” by a person of any securities includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the Securities and Exchange Commission under the Exchange Act, as amended; provided that for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities which such Person has, at any time during the term of this Agreement, the right to acquire pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). The terms “Beneficially Own” and “Beneficially Owned” shall have a correlative meaning.

2.2 Organization. The Shareholder is a corporation duly existing under the laws of the State of Delaware.

2.3 Authorization. The Shareholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Shareholder has been duly and validly authorized by all necessary action of the Shareholder, and no other proceedings on the part of the Shareholder are necessary to authorize the execution and delivery of this Agreement or to consummate the contemplated hereby. This Agreement has been duly executed and delivered by the Shareholder and, assuming the due authorization, execution and delivery by Parent, this Agreement constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with their terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

2.4 No Violation.

(a) The execution, delivery and performance of this Agreement by the Shareholder do not and will not, with or without notice or lapse of time, or both, (i) conflict with or violate the Constituent Documents of the Shareholder or any of its Subsidiaries, (ii) conflict with or violate any Law applicable to the Shareholder or any of its Subsidiaries or by which any property or asset of the Shareholder or any of its Subsidiaries is bound or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in a right of payment or loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract to which the Shareholder or any of its Subsidiaries is a party or otherwise, other than, in the case of clauses (ii) and (iii) hereof, any such conflict, violation, breach, default, termination, amendment, acceleration, cancellation that are not, individually or in the aggregate, reasonably likely to prevent the Shareholder from satisfying, or have a material adverse effect on the Shareholder’s ability to satisfy, its obligations under this Agreement.

(b) The execution, delivery and performance of this Agreement by the Shareholder do not and, at the time of the Closing, will not, require any consent, approval, order, license, authorization or permit of, action by, filing, registration or declaration with or notification to, any Governmental Entity or any other person, except for applicable requirements of the Exchange Act, Blue Sky Laws, the HSR Act, any applicable non-U.S. competition, antitrust or investment Laws, filing and recordation of appropriate merger documents as required by the WBCA and except where failure to obtain such consents, approvals, authorizations, waivers or permits, or to make such filings or notifications that are not, individually or in the aggregate, reasonably likely to prevent the Shareholder from satisfying, or have a material adverse effect on the Shareholder’s ability to satisfy its obligations under this Agreement.

2.5 Reliance by Parent. The Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement and the representations and warranties of the Shareholder herein.

2.6 The Shareholder Has Adequate Information. The Shareholder is a sophisticated seller with respect to the Securities and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Securities and has independently and without reliance upon the Parent and based on such information as the Shareholder has deemed appropriate, made its own analysis and decision to enter into this Agreement.

3. Representations and Warranties of Parent. Parent hereby represents and warrants to the Shareholder, as of the date hereof that:

3.1 Authorization. Parent has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action of Parent, and no other proceedings on the part of Parent are necessary to authorize the execution and delivery of this Agreement.

3.2 No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) require any consent, approval, order, license, authorization or permit of, action by, filing, registration or declaration with or notification to, any Governmental Entity or any other person, except for applicable requirements of the Exchange Act, Blue Sky Laws, the HSR Act, any applicable non-U.S. competition, antitrust or investment Laws, filing and recordation of appropriate merger documents as required by the WBCA and except where failure to obtain such consents, approvals, authorizations, waivers or permits, or to make such filings or notifications that are not, individually or in the aggregate, reasonably likely to prevent Parent from satisfying, or have a material adverse effect on the Parent’s ability to satisfy, its obligations under this Agreement or (b) violate, result in a default under, or conflict with contract, agreement or understanding or any applicable Law binding upon Parent, except for such violations, defaults or conflicts which are not, individually or in the aggregate, reasonably likely to prevent Parent from satisfying, or have a material adverse effect on Parent’s ability to satisfy, its obligations under this Agreement. No proceedings are pending which, if adversely determined, will, individually or in the aggregate, be reasonably likely to prevent Parent from satisfying, or have a material adverse effect on the Parent’s ability to satisfy, its obligations under this Agreement.

4. Appraisal Rights. The Shareholder agrees not to exercise any rights of appraisal or any dissenters’ rights that the Shareholder may have (whether under applicable Law or otherwise) or could potentially have or acquire in connection with the Merger.

5. Survival of Representations and Warranties. The representations and warranties contained herein shall survive the closing of the transactions contemplated hereby until the expiration of the applicable statute of limitations, including extensions thereof.

6. No Restriction on Sale of Securities. Except as set forth in Section 1.1, nothing contained in this Agreement shall prohibit or restrict the Shareholder from selling or otherwise disposing of Securities through trades over NASDAQ or any securities exchange or market on which the Securities are traded or in private sales to third parties who are not Affiliates of the Shareholder.

7. Miscellaneous.

7.1 Term. Notwithstanding any other provision of this Agreement or any other agreement, this Agreement and all obligations hereunder shall terminate and cease to have any force or effect upon the earlier of (i) the Closing, (ii) any termination of the Merger

Agreement in accordance with its terms or (iii) the delivery of written notice of termination by the Shareholder to Parent (A) following any Fundamental Amendment (the earliest date, the “Termination Date”) or (B) on or after March 15, 2015. For purposes of this Agreement, “Fundamental Amendment” means the execution by the Company, Parent and Merger Sub of an amendment to, or waiver by the Company, Parent or Merger Sub of any provision of, the Merger Agreement that: reduces the amount of the Merger Consideration or changes the form of the Merger Consideration. If the Shareholder does not exercise the termination right described above with respect to a Fundamental Amendment within five Business Days following the date the Shareholder is notified that such Fundamental Amendment is effected, then this Agreement shall give effect to any modified terms incorporated from the Merger Agreement and, except as so modified, shall continue in full force and effect.

7.2 Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary: (a) the Shareholder makes no agreement or understanding herein in any capacity other than in the Shareholder’s capacity as a record holder and Beneficial Owner of Securities, and (b) nothing herein will be construed to limit or affect any action or inaction by the Shareholder or any Representative of the Shareholder, as applicable, serving on the Company Board or on the board of directors of any Subsidiary of the Company or as an officer of the Company or any of Subsidiary of the Company, acting in such Person’s capacity as a director or officer of the Company or any Subsidiary of the Company, and any such action shall not constitute a breach of this Agreement.

7.3 Amendment and Waiver. This Agreement may be amended by mutual agreement of the Parent and the Shareholder, except that any amendment of the last sentence of Section 1.1 shall, in addition, require the agreement of the Company, and this Agreement may not be amended except by an instrument in writing signed by the parties hereto. Subject to applicable Law, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (c) waive compliance by the other party with any agreement contained herein or (d) waive any condition to which its obligations are subject. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by any party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

7.4 Costs and Expenses. Each party shall each bear its own costs and expenses (including all legal, accounting, audit, due diligence and other out-of-pocket expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

7.5 Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective representatives, successors and assigns. The obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon each party’s respective successors and assigns, which shall include successors by operation of Law, such as by merger.

7.6 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.7 Assignments. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, as a whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

7.8 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts (including by facsimile, electronic mail or other means of electronic communication), each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

7.9 Notices, Etc. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to Parent, to:

Ingredion Incorporated

5 Westbrook Corporate Center

Westchester, IL 60154 USA

Attention: General Counsel

Facsimile: 708 551 2801

with a copy to:

Sidley Austin LLP

One South Dearborn Street

Chicago, Illinois 60603

Attention: John M. O’Hare

Scott R. Williams

Facsimile: (312) 853-7036

if to the Shareholder, to:

SEACOR Holdings Inc.

P.O. Box 13038

2200 Eller Drive

Ft. Lauderdale, Florida 33316

Attention: Paul Robinson, Senior Vice President, General Counsel and Corporate Secretary

Facsimile: (954) 346-8272

with a copy to:

Milbank, Tweed, Hadley & McCloy LLP

One Chase Manhattan Plaza

New York, NY 10005

Attention: David Zeltner

Facsimile: (212) 822-5003

7.10 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Washington, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Washington.

7.11 Further Assurances. The parties to this Agreement agree to cooperate and to execute and deliver such instruments and take such further actions as any other party to this Agreement may, from time to time, reasonably request in order to effectuate the purposes and to carry out the terms of this Agreement.

7.12 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

7.13 Submission to Jurisdiction; Service of Process. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by the Shareholder shall be brought and determined in the United States District Court in the State of Washington and any legal action or proceeding brought by the Parent shall be brought in the United States District Court for the Southern District of New York, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the Shareholder and the Parent agrees not to commence any action, suit or proceeding relating thereto in any court other than as specified above, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by such court. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the United States District Court in the State of Washington or the United States District Court for the Southern District of

New York, as applicable, for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such applicable court or from any legal process commenced in such applicable court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

7.14 Section Titles. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto, except when used to reference a section. Any reference to the number of a clause, sub-clause or subsection hereof immediately followed by a reference in parenthesis to the title of the Section containing such clause, sub-clause or subsection is a reference to such clause, sub-clause or subsection and not to the entire Section; provided, however, that, in case of direct conflict between the reference to the title and the reference to the number of such Section, the reference to the title shall govern absent manifest error.

7.15 Relationship of Parties. Nothing contained herein shall establish any fiduciary, partnership, joint venture or similar relationship between or among the parties hereto except to the extent otherwise expressly stated herein or therein.

7.16 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

7.17 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each party shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the United States District Court in the State of Washington, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives any requirement under any law to post security as a prerequisite to obtaining equitable relief.

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IN WITNESS WHEREOF, Parent and the Shareholder have caused this Agreement to be duly executed as of the day and year first above written.

INGREDION INCORPORATED

By:	/s/ Jack C. Fortnum
	Name:	Jack C. Fortnum
	Title:	Executive Vice President and Chief Financial Officer

SEACOR HOLDINGS INC.

By:	/s/ Evan Behrens
	Name:	Evan Behrens
	Title:	Senior Vice President

PENFORD CORPORATION (solely with respect to the last sentence of Section 1.1 of the foregoing agreement)

By:	/s/ Thomas D. Malkoski
	Name:	Thomas D. Malkoski
	Title:	President and Chief Executive Officer

[Signature Page to Voting Agreement]